EXHIBIT 10.1

INDEPENDENT CONTRACTOR AGREEMENT BETWEEN
DIEBOLD NIXDORF, INCORPORATED AND JEFFREY RUTHERFORD

THIS INDEPENDENT CONTRACTOR AGREEMENT (the "Agreement"), is made and entered into as of October_, 2018 by and between Diebold Nixdorf, Incorporated, an Ohio corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Jeffrey L. Rutherford (the "Contractor").

WHEREAS, the Company and the Contractor enter into this Agreement to set forth the terms and conditions upon which the Contractor agrees to serve as independent contractor of the Company in order to provide certain services described further below.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Contractor (individually a "Party" and together the "Parties") agree as follows:

Article 1.    Position, Duties, and Responsibilities.

Beginning on Contractor's first date of service after Contractor has executed this Agreement (the "Effective Date"), Contractor will serve as an independent contractor of the Company, serving in the capacity of interim Chief Financial Officer ("CFO") and reporting to the Chief Executive Officer ("CEO") of the Company. Contractor shall hold and perform the duties and responsibilities customary of an interim CFO as well as additional instructions, duties, responsibilities, or other modifications thereto issued by the CEO. Starting on the Effective Date and continuing until Contractor's final date of service (with this period of service constituting the "Term of Service"), Contractor shall use Contractor's best efforts, skills, and abilities to perform Contractor's assigned duties and responsibilities, and Contractor shall refrain from acting contrary to the Company's best interests.

Article 2.    Compensation and Costs.

2.1 Compensation.

In exchange for Contractor's promises in this Agreement and services under this Agreement, the Contractor shall be paid compensation in the amount of fifty thousand dollars ($50,000) per month during the Term of Service. Contractor shall satisfy the tax responsibilities set forth below in Article 5.2. Contractor shall not be entitled to any additional monetary compensation, bonus, equity payment, leave, insurance, or other monetary or tangible fringe benefits unless such has been specifically approved for Contractor in a writing signed by the CEO.

2.2    Expenses and Costs.

Contractor shall be entitled to reimbursement for certain expenses necessary for the performance of his duties hereunder and incurred during the Term of Service, subject to any terms and conditions issued by the CEO, and subject to all applicable Company policies and practices. Without negating the foregoing, all expenses requested for reimbursement must be reasonable, submitted in writing, and supported by documentation evidencing such expenses.
Article 3.    Term of Service, Notice Period, and Minimum Compensation.

3.1    Term of Service.

Contractor's Term of Service with the Company may be terminated by either Party, at any time, with or without cause, subject to Articles 3.2 and 3.3 below. This Agreement does not create any express or implied guarantee of any specific length of Term of Service (subject to Articles 3.2 and 3.3 below). Contractor shall not be entitled or guaranteed to any specific length of Term of Service except when expressly provided in a written agreement signed by both Contractor and the CEO.

3.2    Notice Period.

Although Contractor's Term of Service may be terminated at any time, each Party shall be entitled to one month's notice prior to termination by the other Party. In the event the Term of Service is terminated by the Company, the Company shall have the option to provide this one month notice period in the form of one month's compensation, i.e., by providing Contractor's compensation for this one month period but precluding Contractor from performing any job duties or otherwise acting on the Company's behalf during this period.

3.3    Minimum Compensation.

Notwithstanding Article 3.1, except in the event Contractor is the Party that terminates his Term of Service, Contractor shall receive a minimum of three months' compensation at the rate described above in Article 2.1. Accordingly, if the Company terminates Contractor's Term of Service within three months of the Effective Date, the Company shall provide Contractor with a lump sum payment in the amount of the difference between: (i) three months' compensation at the rate described above in Article 2.1; and (ii) the compensation Contractor otherwise would be entitled to receive for the actual length of Contractor's Term of Service at the rate described above in Article 2.1. This amount shall be provided by the Company within a reasonable time after the cessation of the Term of Service.

3.4    No Additional Obligations.

Except as expressly provided in Articles 3.2 and 3.3 above, Contractor shall not be entitled to any form of severance, change of control payment, equity compensation, or other additional payment, or any other payment not expressly described in this Agreement.

Article 4.    Covenants.

The following covenants ("Covenants") will be binding upon Contractor during the Term of Service and shall continue indefinitely after the Term of Service has ended, except where expressly provided below.

4.1    Non-Disclosure of Confidential Information.

Contractor acknowledges that Contractor may review or otherwise receive access to trade secrets, confidential and proprietary business information of the Company, and other sensitive or protected information of the Company, including, but not limited - to , non-public financial information, business strategies, customer lists (including lists of potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services that may be developed from time to time by the Company and its agents or employees, including the Contractor, with all of the foregoing constituting "Confidential information." Confidential Information shall not include information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by an authorized official of the Company, or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company.

Contractor acknowledges that it is the policy of the Company to maintain as secret and confidential all Confidential Information, and that Confidential Information has been and will be developed at substantial cost and effort to the Company. Contractor shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (except as may be required in the regular course of the Contractor' s service under this Agreement), nor use in any manner, either during the Term of Service or after termination for any reason, any Confidential Information, or cause any such Confidential Information of the Company to enter the public domain. Contractor must safeguard such Confidential Information from unauthorized use, access, or disclosure using at least the degree of care Contractor uses to protect Contractor's own most sensitive information and no less than a reasonable degree of care. Contractor shall promptly notify the CEO or the CEO's designee of any unauthorized use or disclosure of Confidential Information and use Contractor's best efforts. to prevent further use or disclosure.

4.2    Non-Solicitation of Employees and Contractors.

Contractor agrees that during the Term of Service and for a period of six (6) months following the Term of Service, whether termination is by the Contractor or by the Company, regardless of the reasons therefore, the Contractor will not directly or indirectly: (a) employ, retain, or solicit for employment, or participate in any other person, firm, or other entity employing, retaining, or soliciting, any person who is an employee or contractor of the Company; or (b) otherwise induce any employee or contractor of the Company to terminate his, her, or its relationship with the Company. In the event that the scope of the restrictions in this Article 4.2 are found by a court to be overly broad, Contractor agrees that such court should reform the restrictions by limiting them to the maximum lawful scope.

4.3    Non-Disparagement.

Contractor agrees not to make any statements, written or verbal, or cause, encourage, or allow others to make any statements, written or verbal, that defame, disparage, or in any way criticize the reputation, practices, conduct, or any other aspect of the Company or any subsidiary, affiliate, customer, business partner, or any official, employee, agent, contractor, or representative of any such entity.

4.4    Company Property.

Contractor agrees that, at the end of the Term of Service, Contractor shall promptly return to the Company any and all Company property in Contractor's possession, custody, or control including, but not limited to, any written or electronic documents, devices, storage drives, keys, or other materials. In the event Contractor has possession, custody, or control of any copies or duplicates of written or electronic documents, after Contractor has confirmed with the CEO or the CEO's designee that the Company possesses all necessary versions or copies of the same, Contractor shall either return to the Company or permanently delete or destroy any additional copies in Contractor's possession, custody, or control.

4.5    Remedies for Breach.

Contractor agrees that the Covenants above are essential for the protection of the Company; that a breach of any Covenant would cause the Company and its owners and officials irreparable damage for which damages at law would not be an adequate remedy; and that, in addition to damages and other remedies to which the Company would otherwise be entitled, it will be entitled to whatever injunctive relief is appropriate for any such breach.

Article 5.    Independent Contractor

5.1    Status as Independent Contractor.

The Parties acknowledge and agree that Contractor shall at all times be an independent contractor of the Company. Contractor is neither an employee nor an agent of the Company for any purpose whatsoever. Contractor agrees that no statutory insurance, including, without limitation, workers' compensation, unemployment insurance or state disability insurance, shall be carried on behalf of Contractor by the Company. Contractor shall not enter into any agreement or obligation on behalf of the Company without the prior written approval signed by the CEO. Absent prior written approval signed by the CEO, Contractor shall not have any authority to act for or to bind the Company in any way, or to represent that the Company is in any way responsible for the acts or omissions of Contractor.

5.2    Tax Responsibilities.

The Parties acknowledge and agree that no income, social security, or other taxes or amounts shall be withheld or accrued by the Company for Contractor's benefit, and that to the extent required by applicable tax laws, Contractor shall report Contractor's income under this Agreement and timely pay any and all taxes associated therewith to the applicable tax authorities. Without limiting the generality of the foregoing, if the Company is audited by any federal or state tax authority and the withholding of taxes (or lack of withholding, as the case may be) by the Company becomes an issue in such audit, Contractor will cooperate with the Company and provide whatever assistance is reasonably requested by the Company with respect to such audit, including, if requested by the tax authority and/or the Company, providing to the tax authority copies of Contractor' s personal income tax returns for the period under audit.

Article 6.    Miscellaneous.

The provisions in this Article 6 survive termination of this Agreement and shall otherwise continue in effect after the Term of Service.

6.1    Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement). This Agreement also may be assigned by the Company at its sole discretion (in which case such assignee shall thereafter be deemed the "Company" for the purposes of this Agreement).

This Agreement is not assignable by Contractor. Contractor may not use, employ, or hire any third party to assist Contractor in performing Contractor's services under this Agreement, except if the CEO has expressly permitted Contractor to do so in a signed writing.

6.2    Entire Agreement; Modification; No Waiver.

This Agreement contains the entire agreement between Contractor and the Company regarding the subjects addressed in the Agreement, and the Agreement replaces any and all prior or contemporaneous oral or written agreements or understandings regarding the subjects in this Agreement, including any statements, representations, and promises by either Party. No modification or amendment to this Agreement will be effective and binding unless by a written agreement signed by both Contractor and the CEO. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

6.3    Governing Law.

This Agreement shall be governed in accordance with the laws of Ohio without reference to principles of conflict of laws.

6.4    Indemnification.

Contractor shall indemnify, defend, and hold harmless the Company, its officers, managers, employees, and agents, from and against any and all losses, harm, or liability arising out of, relating to, or resulting from: (i) a material breach by Contractor of any of Contractor's Covenants or obligations under this Agreement; and (ii) any obligation actually or allegedly imposed by law on the Company to pay any taxes including, without limitation, withholding taxes, social security, unemployment , or disability insurance, or similar items in connection with compensation received by Contractor pursuant to this Agreement.

6.5    Headings.

The headings of the Articles contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

	For the Company		For the Contractor

By:	/s/ Patricia Lang	By:	/s/ Jeffrey Rutherford
	Patricia Lang		Jeffrey Rutherford
Chief People Officer